EX-28(d)(4)(i)
First Amendment
to
Monteagle Funds
Subadvisory Agreement

This First Amendment to the Subadvisory Agreement (the “Amendment”) is entered into this 9th day of February, 2012, by and between the Monteagle Funds, a Delaware business trust, with its principal office and place of business at 2506 Winford Ave., Nashville, Tennessee, 37211; Nashville Capital Corporation, a Tennessee corporation, with its principal place of business at 2506 Winford Ave., Nashville, Tennessee 37211 (the “Adviser”); and Robinson Investment Group, a Tennessee organization, with its principal place of business at 5301 Virginia Way, Suite 150, Brentwood, Tennessee (the “Subadviser”), with reference to the following facts:

WHEREAS, the Adviser and the Subadviser entered into a Subadvisory Agreement on July 14, 2006 (the “Agreement”), wherein the Adviser employed the Subadviser to manage the investment and reinvestment of the assets of the Monteagle Value Fund (formerly the Monteagle Mid-Cap Value Equity Fund)(the “Fund”);

WHEREAS, the Adviser and the Subadviser wish to amend the Agreement as described herein; and

WHEREAS, the Adviser and the Subadviser each agree that the amendment to the Agreement are not intended to reduce in any manner the nature, quality, level, or extent of services to be rendered by the Adviser or Subadviser to the Fund.

NOW, THEREFORE, it is agreed that the Agreement is hereby amended as follows:

1.  Attached Appendix A (fee schedule) is hereby deleted in its entirety and replaced with the attached Appendix A.

The Appendix A shall be effective March 1, 2012.

Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

EXECUTED on the date first above written.

Nashville Capital Corporation

By:	/s/ Micah White
Name:	Micah White
Title:	Principal

Robinson Investment Group

By:	/s/ Russell L. Robinson
Name:	Russell L. Robinson
Title:	President

Monteagle Funds

By:	/s/ Paul B. Ordonio
Name:	Paul B. Ordonio
Title:	President

Appendix A

	Annual Average Daily Net
Fund(s) of the Trust	Assets of the Fund	Fee Rate

Monteagle Value Fund	$1 – 25 MM	0.50%

	$25 – 50 MM	0.45%

	$50 – 100 MM	0.35%

	> $100 MM	0.30%